Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:

ArthroCare Corp.

Misty Romines

512-391-3902

ARTHROCARE REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Austin, Texas — May 7, 2013 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the first quarter ended March 31, 2013.

FIRST QUARTER 2013 SUMMARY

•                  Total revenue of $92.3 million.

•                  Income from operations of $13.5 million, or operating margin of 14.6 percent.

•                  Adjusted Operating Margin of 18.8 percent

•                  Net income available to common stockholders of $10.3 million, or $0.30 per diluted share.

REVENUE

Total revenue for the first quarter of 2013 was $92.3 million, compared to $92.9 million for the first quarter of 2012, a decrease of less than one percent.

Product sales for the first quarter of 2013 were $87.5 million compared to $88.4 million in the first quarter of 2012, a decrease of one percent.

Worldwide sales of Sports Medicine products increased $0.3 million or 0.5 percent in the first quarter of 2013 when compared to the first quarter of 2012.  In the first quarter of 2013 proprietary Sports Medicine product sales in the Americas decreased $0.9 million, or 2.5 percent and International Sports Medicine product sales increased $0.5 million, or 2.3 percent as compared to the first quarter of 2012.  Contract manufactured product sales increased $0.7 million, or 14.4 percent in the first quarter.

Worldwide ENT product sales decreased $1.5 million, or 5.7 percent in the first quarter of 2013 compared to the first quarter of 2012.  Americas ENT product sales decreased $2.0 million or 9.3 percent and International ENT product sales increased $0.5 million or 8.8 percent.

Other product sales increased $0.3 million in the first quarter of 2013 compared to the same quarter of 2012.

Across all product areas International product sales increased $1.4 million, or 5.1 percent in the first quarter of 2013 as compared to the same quarter of 2012.  Currency exchange rate changes had little impact on the comparability of reported product sales between the periods.

Royalties, fees and other revenues was 5.3 percent of total revenues for the first quarter of 2013 compared to 4.8 percent for the first quarter of 2012.

INCOME FROM OPERATIONS

Income from operations for the first quarter of 2013 was $13.5 million compared to $17.4 million for the same period in 2012.  Operating margin for the first quarter of 2013 was 14.6 percent compared to 18.7 percent for the same quarter of 2012.

Gross Profit for the first quarter of 2013 was $64.0 million compared to $66.2 million in the first quarter of 2012. Gross product margin in the current quarter was 67.6 percent compared to 69.8 percent in the first quarter of

2012.  The comparability of gross product margin between periods was impacted by the new medical device excise tax imposed on US product sales by the Patient Protection and Affordable Care Act, which became effective in 2013 and was applied to the Company’s domestic sales during the first quarter 2013, resulting in a lower gross margin when compared to the first quarter of 2012.  Gross product margin was further decreased during the first quarter of 2013 as a result of a higher proportion of product sales coming from contract manufactured products, higher plant overhead costs, and lower plant throughput.

Under the short-term incentive plan for 2013 approved by our Board of Directors, Adjusted Operating Margin is a key metric for purposes of evaluating management’s performance.  Adjusted Operating Margin is Operating Margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 4.2 percent and 1.2 percent of total revenue for the first quarters of 2013 and 2012, respectively, and Adjusted Operating Margin was 18.8 percent and 19.9 percent for these same periods.  Adjusted Operating Margin is a non-GAAP measure of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Total operating expenses were $50.6 million in the first quarter of 2013 compared to $48.9 million in the first quarter of 2012.  Research and development expense increased $0.9 million and investigation and restatement- related expenses increased $2.8 million and was partially offset by decreases of $1.0 million in general and administrative expenses and $0.9 million in amortization expense for intangible assets.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

Net income available to common stockholders was $10.3  million or $0.30  per diluted share in the first quarter of 2013, compared to $12.1 million, or $0.36 per share in the first quarter of 2012.  Income tax expense in the first quarter of 2013 was reduced by $0.8 million as a result of the retroactive extension of the federal research and development tax credit enacted in January of 2013.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents were $230.0 million as of March 31, 2013 compared to $218.8 million at December 31, 2012.  Cash flows provided by operating activities for the quarter ended March 31, 2013 was $19.5 million compared to cash used in operations of $55.5 million for the quarter ended March 31, 2012 which included the payment of $74 million required to settle the private securities class actions against the Company.  Adjusted for this payment, cash flows provided by operating activities would have been $18.5 million in the first quarter of 2012.  Cash used in investing activities for the three months ended March 31, 2013 was $10.4 million which included $7.0 million paid to acquire Eleven Blade Solutions, Inc.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Wednesday, May 8, 2013. To participate in the live conference call dial 800-404-5245.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21656817.  The replay will remain available through May 22, 2013.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare’s devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company’s operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand; the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to protect its intellectual property rights; the ability of the Company to continue to fund its working capital needs and planned expenditures; the risk of product liability claims; risks associated with the Company’s international operations; risks associated with integration of the Company’s acquisitions; the Company’s ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$229,998	$218,787
Accounts receivable, net of allowances of $1,422 and $1,565 at March 31, 2013 and December 31, 2012, respectively	48,922	48,881
Inventories, net	43,363	48,417
Deferred tax assets	16,848	20,090
Prepaid expenses and other current assets	6,551	6,022
Total current assets	345,682	342,197

Property and equipment, net	30,304	30,461
Intangible assets, net	12,220	1,859
Goodwill	119,204	119,893
Deferred tax assets	20,364	23,206
Other assets	607	2,171
Total assets	$528,381	$519,787

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,436	$12,189
Accrued liabilities	35,460	41,674
Deferred revenue	145	285
Deferred tax liabilities	235	33
Income tax payable	225	286
Total current liabilities	48,501	54,467

Deferred tax liabilities	349	354
Other non-current liabilities	20,110	20,200
Total liabilities	68,960	75,021

Commitments and contingencies

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at December 31, 2012 and December 31, 2011; Redemption value: $87,089	81,678	80,759

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 32,130 and 31,949 shares Outstanding: 28,188 and 27,977 shares at March 31, 2013 and December 31, 2012, respectively	28	28
Treasury stock: 3,942 shares at March 31, 2013 and December 31, 2012, respectively	(106,425)	(106,425)
Additional paid-in capital	418,229	413,660
Accumulated other comprehensive income	4,201	5,300
Retained earnings	61,710	51,444
Total stockholders’ equity	377,743	364,007
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$528,381	$519,787

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Comprehensive Income - Unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Revenues:
Product sales	$87,478	$88,375
Royalties, fees and other	4,870	4,497
Total revenues	92,348	92,872

Cost of product sales	28,328	26,651

Gross profit	64,020	66,221
Operating expenses:
Research and development	8,445	7,594
Sales and marketing	30,332	30,200
General and administrative	7,458	8,488
Amortization of intangible assets	423	1,321
Exit costs	—	160
Investigation and restatement-related costs	3,893	1,093
Total operating expenses	50,551	48,856

Income from operations	13,469	17,365
Non-operating gains	522	386

Income from continuing operations before income taxes	13,991	17,751

Income tax provision	2,806	4,793

Net income	11,185	12,958

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(919)	(879)

Net income available to common stockholders	10,266	12,079

Other comprehensive income
Foreign currency translation adjustments	(1,099)	392

Total comprehensive income	$10,086	$13,350

Weighted average shares outstanding:
Basic	25,088	27,614
Diluted	28,785	27,987

Earnings (loss) per share applicable to common stockholders:
Basic	$0.30	$0.36
Diluted	$0.30	$0.36

ARTHROCARE CORPORATION

Supplemental Schedule of Product Sales - Unaudited

(in thousands)

	Three Months Ended				Three Months Ended
	March 31, 2013				March 31, 2012
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports medicine	$38,862	$20,754	$59,616	68.1%	$39,028	$20,282	$59,310	67.2%
ENT	19,748	5,868	25,616	29.3%	21,776	5,394	27,170	30.7%
Other	503	1,743	2,246	2.6%	590	1,305	1,895	2.1%
Total product sales	$59,113	$28,365	$87,478	100.0%	$61,394	$26,981	$88,375	100.0%

ARTHROCARE CORPORATION

Reconciliation of Income From Operations to Adjusted Income From Operations - unaudited

(in thousands)

	Quarter ended March 31,
	2013	2012
Income from operations	$13,469	$17,365
Investigation and restatement-related costs	3,893	1,093
Non-GAAP adjusted income from operations	17,362	18,458

Total revenues	$92,348	$92,872

Non-GAAP Adjusted Operating Margin	18.8%	19.9%